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                                                                  Exhibit 23.2


                         CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Registration Statement of Stimsonite Corporation on Form S-8, pertaining to the Nonqualified Stock Option Agreement dated as of March 22, 1997 between Robert
E. Stutz and Stimsonite Corporation, of our report dated February 13, 1998, on our audits of the consolidated financial statements and financial statement schedule of Stimsonite Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in Stimsonite Corporation's
Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                                 COOPERS & LYBRAND L.L.P.


Chicago, Illinois
April 8, 1998